UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report: August 1, 2018
(Date of earliest event reported)

FOUR CORNERS PROPERTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-37538

Maryland	47-4456296
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
591 Redwood Highway, Suite 1150, Mill Valley, California 94941
(Address of principal executive offices, including zip code)
(415) 965-8030
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On August 1, 2018, FCPT Acquisitions, LLC, a wholly owned subsidiary of Four Corners Property Trust, Inc. (the "Company"), entered into a Purchase and Sale Agreement (the "PSA") with Brinker Property Corporation ("Brinker Property") and Brinker Propco Florida, Inc. ("Brinker Florida"), both subsidiaries of Brinker International, Inc. ("Brinker"), for the purchase of up to 48 Chili's restaurant properties (the "Properties"). The terms of the PSA provide for a purchase price of up to $155.7 million. There can be no assurance at this time that the Company will in fact complete the acquisition of any or all of the Properties.

Brinker does not have any material relationship with the Company or its subsidiaries, other than through the PSA. The initial deposit under the PSA is approximately $7.8 million. If the Company terminates the PSA before closing, and the termination is not based on Brinker Property or Brinker Florida's failure to satisfy a required condition, the escrow agent will release the deposit to Brinker. If a closing occurs under the PSA, the deposit will be credited toward the purchase price.

The Company will continue to examine, inspect and investigate the Properties as well as all records and other documentation provided by Brinker Property and Brinker Florida. The Company may become aware of facts or conditions pertaining to the Properties as a result of its review that will cause the Company to terminate the agreement to purchase the Properties or exclude certain Properties from the transaction.

All of the Properties are currently operated by Brinker or its subsidiaries. Upon the closing of the acquisition of the Properties, the Company will enter into individual triple-net lease agreements with Brinker Property and Brinker Florida for the Properties, each of which will have initial lease terms of 15 years subject to between two and six consecutive five-year renewal options, depending on the property, by Brinker Property and Brinker Florida, with all of the leases guaranteed by Brinker. The aggregate annual rent for the Properties will initially be up to approximately $9.9 million, subject to 10% rent escalations every five years during the initial term.

Certain closing conditions must be met before or at the closing, and are not currently satisfied. They include, but are not limited to, Brinker Property and Brinker Florida having performed and satisfied all material covenants and agreements under the PSA. If any of the closing conditions under the PSA are not satisfied by Brinker Property and Brinker Florida, the Company may terminate the PSA and receive a refund of the deposit. Accordingly, as of the date of this report and until the closing of the purchase of the Properties, there can be no assurance that the Company will acquire any or all of the Properties.

Item 7.01	Regulation FD Disclosure.

A copy of the Company’s press release announcing the transaction with Brinker Property and Brinker Florida, dated August 1, 2018, is furnished hereto as Exhibit 99.1.

The information in this Item 7.01 and Exhibit 99.1 to this Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall they be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Exhibit Description

99.1	Press Release dated August 1, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUR CORNERS PROPERTY TRUST, INC.

By:	/s/ JAMES L. BRAT
James L. Brat General Counsel and Secretary
Date: August 1, 2018
EXHIBIT LIST

Exhibit No.	Exhibit Description

99.1	Press Release dated August 1, 2018